EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-08613, 333-69506, 333-110728, 333-137274, 333-152765, 333-174670, and 333-177030 on Form S-8 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries, and the effectiveness of ANSYS, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ANSYS, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 27, 2014